                                                Filed Pursuant to Rule 424(B)(3)
                                                Registration No. 333-54914
PROSPECTUS

                                7,582,418 SHARES


                             [CENTRAL PARKING LOGO]


                                  COMMON STOCK


         The selling shareholders listed in this prospectus are offering and selling up to 7,381,618 shares of our common stock including (i) 6,693,254 shares which were received pursuant to the Agreement and Plan of Merger dated as of September 21, 1998 by and among Central Parking Corporation, a Tennessee corporation, Central Merger Sub, Inc., a Delaware corporation, Allright Holdings, Inc., a Delaware corporation, Apollo Real Estate Investment Fund II. L.P., a Delaware limited partnership, and AEW Partners, L.P., a Delaware limited partnership; and (ii) 889,164 shares which were received pursuant to the Agreement and Plan of Merger dated November 7, 1997 by and among Central Parking, Kinney System Holding Corp. and KSHC Parallel Parking Inc. We will not receive any proceeds from the sale of these shares. Our common stock is traded on The New York Stock Exchange under the symbol "CPC." The last reported sale price for our common stock on The New York Stock Exchange on January 31, 2001 was $22.60 per share.

         Each selling shareholder may sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. We will bear all of the expenses and fees incurred in registering the shares offered by this prospectus. Each selling shareholder will pay any brokerage commissions and discounts attributable to the sale of its shares.

         Commissions received by a selling shareholder or any broker-dealers, agents or underwriters that help distribute the shares and any profit on the resale of the shares purchased by them may be considered underwriting commissions or discounts under the Securities Act of 1933.

         Our principal executive offices are located at 2401 21st Avenue South, Suite 200, Nashville, Tennessee 37212, and our telephone number at that address is (615) 297-4255. Our web site is parking.com. The information on our Web site does not constitute part of this prospectus.

         INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS, AND THOSE RISK FACTORS CONTAINED IN THE REPORTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS FOR A DISCUSSION OF RISKS ASSOCIATED WITH OWNING OUR COMMON STOCK.

                           ---------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT THAT MAY BE PROVIDED TO YOU. WE HAVE NOT, AND THE SELLING SHAREHOLDERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE SELLING SHAREHOLDERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT IS ACCURATE ONLY AS OF THE DATE ON ITS FRONT COVER. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATION AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                 The date of this Prospectus is February 2, 2001

                                TABLE OF CONTENTS


About this Prospectus............................................................3
Where You Can Find More Information..............................................3
Risk Factors.....................................................................4
Forward Looking Statements.......................................................8
Use of Proceeds..................................................................8
Selling Shareholders.............................................................8
Description of Capital Stock....................................................10
Plan of Distribution............................................................11
Experts.........................................................................13
Legal Matters...................................................................13

                              ABOUT THIS PROSPECTUS

         We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933, covering the securities offered by this prospectus. This prospectus does not contain all of the information that you can find in our registration statement and the exhibits to the registration statement.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934.

         (a)      Our Annual Report on Form 10-K for the year ended September
                  30, 2000;

         (b) Our Proxy Statement for our annual shareholders' meeting to be held on February 15, 2001; and

         (c) The description of our common stock contained in our Form S-1 registration statement No. 33-95640, including any amendments or reports filed for the purpose of updating such descriptions.

         We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting our corporate headquarters at the following address: Central Parking Corporation, 2401 21st Avenues South, Nashville, Tennessee 37212, (615) 297-4255.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at the following locations:

         -        Main Public Reference Room
                  450 Fifth Street, N.W.
                  Washington, D.C.  20549

         -        Regional Public Reference Room
                  75 Park Place, 14th Floor
                  New York, New York 10007

         -        Regional Public Reference Room
                  Northwestern Atrium Center
                  500 West Madison Street, Suite 1400
                  Chicago, Illinois 60661-2511

         You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at (800) SEC-0330.

         We are required to file these documents with the SEC electronically. You can access the electronic versions of these filings on the Internet at the SEC's web site, located at http://www.sec.gov. We have included this prospectus in our registration statement that we filed with the SEC. The registration statement provides additional information that we are not required to include in the prospectus. You can receive a copy of the entire registration statement as described above. Although this prospectus describes the material terms of certain contracts, agreements and other documents filed as exhibits to the registration statement, you should read the exhibits for a more complete description of the document or matter involved.


                                  RISK FACTORS

         IF THE SELLING SHAREHOLDERS SELL A SUBSTANTIAL AMOUNT OF THEIR STOCK AT THE SAME TIME, THESE SALES COULD HAVE AN ADVERSE IMPACT ON THE MARKET PRICE OF OUR COMMON STOCK.

         There are several shareholders who own significant blocks of our common stock, including those registering the possible sale of their shares under this prospectus. If each of these significant shareholders sold a substantial amount of our common stock as allowed under the Securities Act at the same time, such sales could have a significant negative impact on the market price of our common stock. This prospectus could result in a large number of shares of our common stock being sold in the market which, in turn, could result in a reduction in the market price of our common stock.

         THE SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK BY MONROE CARELL, CHAIRMAN AND CHIEF EXECUTIVE OFFICER, THE CARELL CHILDREN'S TRUST AND VARIOUS OTHER CARELL FAMILY TRUSTS AND FOUNDATIONS, COULD NEGATIVELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

         In connection with the Allright merger, we entered into a registration rights agreement with AEW, Apollo and Monroe J. Carell, Jr. and certain family members and trusts and foundations of the Carell family, which set forth the rights of the holders and our obligations with respect to the registration of the securities covered by the registration rights agreement. The registration rights agreement as amended, grants Monroe Carell, Jr., The Carell Children's Trust and various other Carell family trusts and foundations rights to request that we register up to $250 million of our common stock at any time. Although Monroe Carell and the other entities described above have not included any such shares in this registration statement, they may make such a request in the future and the sale of substantial amounts of stock by insiders, such as Monroe Carell, could be perceived negatively by the securities market. As a result, these sales could adversely affect the market price of our common stock.

         THE FAILURE TO SUCCESSFULLY COMPLETE THE INTEGRATION OF ALLRIGHT AND OTHER PAST ACQUISITIONS AND INTEGRATE FUTURE ACQUISITIONS COULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND THE MARKET PRICE OF OUR COMMON STOCK.

         We completed the merger with Allright in fiscal 1999. In addition, we completed three acquisitions in fiscal 1997 and four acquisitions in fiscal 1998, including the Kinney System Holding Corp. acquisition in February 1998, and plan to pursue additional acquisitions in the future. We can give no assurance that any acquired facility or company will be successfully integrated into our operations. Also, because of the price paid by us or because of the performance of acquired operations after such acquisitions, there can be no assurance that the results of the acquired operations will not be dilutive to our per share earnings. Any acquisition contemplated or completed by us may result in adverse short-term effects on our reported operating results, divert management's attention, introduce difficulties in retaining, hiring and training key personnel, and introduce risks associated with unanticipated problems or legal liabilities, some or all of which could have a negative effect on our business and financial results.

         IF WE ARE UNABLE TO MAINTAIN OUR HISTORICAL PERCENTAGE GROWTH RATE, THE MARKET PRICE OF OUR STOCK MAY BE ADVERSELY AFFECTED.

         As we have expanded our operations, our ability to maintain our historical percentage growth rate has become increasingly difficult. The merger with Allright significantly increased the size of the company, which is likely to reduce the impact of future acquisitions on our results of operations. Our growth rate also will be directly affected by the increasingly competitive environment for acquisitions of other operators and our ability to obtain suitable financing for acquisitions. In addition, the growth rate has been and is expected to be affected by the results of operations of added parking facilities, which will depend largely upon our ability to integrate acquired operations. There can be no assurance that our failure to retain locations or to maintain our historical percentage growth rate will not negatively affect the market price of our stock.

         WE WILL BE UNABLE TO RAISE MONEY THROUGH COMMON STOCK OFFERINGS UNTIL WE COMPLETE OUR OBLIGATIONS UNDER THE REGISTRATION RIGHTS AGREEMENT.

         The registration rights agreement provides certain limitations and restrictions upon our ability to issue new shares of our common stock. Until certain shareholders have received at least $350 million from the sale of our common stock in either registered offerings or otherwise, we cannot sell any shares of our common stock on our own behalf, subject to certain exceptions. As a result, we may not have access to the capital markets for a significant period of time. There can be no assurance or guarantee that the restrictions upon our ability to raise funds through common stock offerings will not have a negative effect on us.

         INCREASED INDEBTEDNESS DUE TO THE ALLRIGHT MERGER COULD ADVERSELY AFFECT OUR ABILITY TO BORROW ADDITIONAL FUNDS IN THE FUTURE.

         The Allright merger significantly increased our indebtedness which was approximately $294.2 million at December 31, 2000. Our existing credit facility provides for an unused aggregate availability of $83.6 million at December 31, 2000. We may have limited sources to raise additional funds if needed in our operations or for additional acquisitions. There can be no assurance that our increased debt level will not have a negative effect on us.

         THE INCREASED NUMBER OF LEASED AND OWNED FACILITIES RESULTING FROM THE ALLRIGHT MERGER INCREASED THE RISK THAT WE MAY NOT BE ABLE TO COVER THE FIXED COSTS OF OUR LEASED AND OWNED FACILITIES.

         We lease and own significantly more facilities than we did prior to the Allright merger. Although there is more potential for income from leased and owned facilities than from management contracts, they also carry more risk if there is a downturn in property performance or commercial real estate occupancy rates because a significant part of the costs to operate such facilities typically is fixed. For example, in the case of leases, there are typically minimum lease payments, and in the case of owned facilities, there are the normal risks of ownership and costs of capital. In addition, maintenance and operating expenses for both leased and owned facilities are borne by us and are not passed through to the owner, as is the case with management contracts. Generally, performance of our parking facilities depend, in part, on our ability to negotiate favorable contract terms, our ability to control operating expenses, financial conditions prevailing generally and in areas where parking facilities are located, the nature and extent of competitive parking facilities in the area, weather conditions in areas where parking facilities are located and the real estate market generally.

         WE HAVE FOREIGN OPERATIONS THAT MAY BE ADVERSELY AFFECTED BY FOREIGN CURRENCY EXCHANGE RATE FLUCTUATIONS.

         We operate in the United Kingdom, Germany, Mexico, the Republic of Ireland, Chile, Poland, Canada, Venezuela, and Spain, and intend to expand our business in these and other international locations. For the year ended September 30, 2000, revenues from foreign operations represented 4.6% of our total revenues. Of these foreign revenues, revenues from United Kingdom operations represented 70.0% of such revenues, excluding earnings from joint ventures. We receive revenues and incur expenses in various foreign currencies in connection with its foreign operations and, as a result, we are subject to currency exchange rate fluctuations. We intend to continue to invest in foreign leased or owned parking facilities, either independently or through joint ventures, where appropriate, and may become increasingly exposed to foreign currency fluctuations. Presently, we have limited exposure to foreign currency risk and anticipate implementing a hedging program if such risk materially increases.

         IF WE INCREASE OPERATIONS IN EUROPE, THE EURO CONVERSION MAY ADVERSELY AFFECT OUR BUSINESS.

         On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between their existing sovereign currencies and a new currency called the "Euro." These countries adopted the Euro as their common legal currency on that date. The Euro trades on currency exchanges and is available for non-cash transactions. Until January 1, 2002, the existing sovereign currencies will remain legal tender in these countries. On January 1, 2002, the Euro is scheduled to replace the sovereign legal currencies of these countries. While the vast majority of our operations within the European Union are currently in the United Kingdom, a European Member which is not scheduled to participate in the Euro conversion, we have operations in countries which have adopted the Euro. We are in the process of assessing the impact of the Euro conversion on our operations in the participating countries, including the need to adopt new information technology, parking related equipment and other systems to accommodate Euro-denominated transactions, as well as the impact to currency risk and contractual relationships. Based on our assessment of the impact of the Euro conversion, we do not believe that the Euro conversion will have a material impact on our operations or financial condition.

         IN CONNECTION WITH THE OWNERSHIP OR OPERATION OF PARKING FACILITIES, WE MAY BE POTENTIALLY LIABLE FOR ENVIRONMENTAL PROBLEMS.

         Under various federal, state, and local environmental laws, ordinances, and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws typically impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. There can be no assurance that a material environmental claim will not be asserted against us or against our owned or operated parking facilities. The cost of defending against claims of liability, or of remediating a contaminated property, could have a negative effect on our business and financial results.

         IF WE CANNOT MAINTAIN POSITIVE RELATIONSHIPS WITH LABOR UNIONS REPRESENTING OUR EMPLOYEES, A WORK STOPPAGE MAY ADVERSELY AFFECT OUR BUSINESS.

         Approximately 5,340 of our employees are represented by labor unions. There can be no assurance that we will be able to renew existing labor union contracts on acceptable terms. Employees could exercise their rights under the labor union contract, which could include a strike or walk-out. In such cases, there are no assurances that we would be able to staff sufficient employees for our short-term needs. While we have not had any strikes in the past, any such labor strike or the inability of us to negotiate a satisfactory contract upon expiration of the current agreements could have a negative effect on our business and financial results.

                           FORWARD LOOKING STATEMENTS

         Certain forward-looking statements, including statements regarding our expected financial position, business and financing plans are contained in this prospectus or in documents incorporated by reference in this prospectus. These forward-looking statements reflect our views with respect to future events and financial performance. The words, "believe," "expect," "plans" and "anticipate" and similar expressions identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations are disclosed in this prospectus, including, without limitation, under "Risk Factors," in reports filed by us with the Securities and Exchange Commission and incorporated by reference in this prospectus, and all subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                                 USE OF PROCEEDS

         The selling shareholders will receive all of the proceeds from the sale of their common stock offered by this prospectus. We will not receive any of the proceeds from the sale of the shares of common stock by the selling shareholders.

                              SELLING SHAREHOLDERS

         In connection with the Allright merger, we entered into a registration rights agreement with AEW, Apollo and Monroe J. Carell, Jr. and certain family members and trusts and foundations of the Carell family, which provides for the rights of the holders and our obligations with respect to the registration of the securities covered by the registration rights agreement. Effective February 1, 2001, the parties amended the registration rights agreement to provide that Monroe Carell and the Carell family trusts and foundations may at anytime request that we file a new shelf registration statement to include any shares of common stock which Mr. Carell and the Carell family trusts and foundations were entitled to include on this registration statement, but elected not to include. As a result of this amendment, Mr. Carell and the Carell family trusts and foundations have elected not to include their shares at this time, although they may at any time in the future request that we file an additional registration statement to allow the resale of such shares. This prospectus relates to our obligations under the registration rights agreement to register on a shelf registration statement all of the shares of common stock owned by Apollo and AEW and certain affiliates.

         In addition, in connection with the acquisition of Kinney System Holding Corp., we entered into a registration rights agreement which requires us to register additional shares of our common stock upon certain terms and conditions. The registration rights agreement with Kinney grants certain piggy back rights to Lewis Katz and Saul Schwartz which are triggered by the filing of this registration statement.

As a result, Mr. Katz and Mr. Schwartz have decided to exercise their rights under that registration rights agreement and are included as selling shareholders in this registration statement.

         The following table sets forth information with respect to the selling shareholders as of December 31, 2000. Except as noted, this table assumes that the selling shareholders offer for resale all of those shares of common stock which they are entitled to register pursuant to this prospectus. The common stock offered by this prospectus may be offered from time to time by the selling shareholders named below, or any of their pledgees, donees, transferees or other successors in interest. The amounts set forth below are based upon information provided to us by representatives of the selling shareholders, or on our records, as of December 31, 2000 and are accurate to the best of our knowledge. It is possible, however, that the selling shareholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus.

                                                                                  NUMBER OF
                                                                                  SHARES OF            NUMBER OF       PERCENTAGE
                                                       NUMBER OF SHARES OF         COMMON              SHARES OF       OF CLASS TO
                                                           COMMON STOCK             STOCK               COMMON          BE OWNED
                                                             OWNED AT           TO BE OFFERED         STOCK OWNED         AFTER
                   SELLING SHAREHOLDER                   DECEMBER 31, 2000       FOR RESALE         AFTER OFFERING      OFFERING
                   -------------------                ----------------------   --------------     -----------------    ----------
 1.   Apollo Real Estate Investment Fund II, L.P.          3,346,627 (1)        3,346,627                 0                *
 2.   AEW Partners, L.P.                                   3,346,627 (2)        3,346,627                 0                *
 3.   Lewis Katz                                             688,364 (3)          688,364                 0                *
 4.   Saul Schwartz                                             200,800           200,800                 0                *

  *        Less than 1%

(1) Pursuant to the Allright merger agreement, Apollo is entitled to designate one individual to our Board of Directors and Apollo has designated William Benjamin as its nominee to our Board. The indicated beneficial ownership does not include 156 shares of restricted stock and options to purchase 11,250 shares of common stock held by Mr. Benjamin, a limited partner in Apollo and a partner in Apollo Real Estate Advisors II, L.P. which is a general partner of Apollo, and a current member of our Board of Directors. Mr. Benjamin disclaims beneficial ownership of shares of common stock held by Apollo.

(2) Pursuant to the Allright merger agreement, AEW is entitled to designate one individual to our Board of Directors and AEW has designated Mr. Davidson as its nominee to our Board. Mr. Davidson has notified the Board that he will not stand for re-election to the Board of Directors at the Annual Meeting of Shareholders to be held on February 15, 2001. The indicated beneficial ownership does not include 210 shares of restricted stock and options to purchase 11,250 shares of common stock held by Mr. Davidson, a portfolio manager in the Private Equity Investment Group of AEW Capital Management, L.P., an affiliate of AEW, and a current member of our Board of Directors. Mr. Davidson disclaims beneficial ownership of shares of common stock held by AEW.

(3) Mr. Katz is currently on our Board of Directors. The number of shares owned includes options to purchase 20,250 shares and 667,779 shares of Common Stock owned by a partnership of which Mr. Katz is a general partner.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock currently consists of 50,000,000 shares of common stock, $.01 par value per share, and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of December 31, 2000, there were (i) 36,194,398 shares of common stock issued and outstanding, including 270,318 shares subject to restricted stock agreements, (ii) 2,448,363 shares of common stock reserved for issuance upon exercise of outstanding options, and
(iii) no shares of Preferred Stock outstanding.

COMMON STOCK

         Each holder of common stock is entitled to one vote per share on all matters to be voted on by the shareholders. The Charter does not provide for cumulative voting and, accordingly, the holders of a majority of the outstanding shares have the power to elect all directors and to control the resolution of all issues put to a vote of the shareholders. There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to shares of the common stock. All shares of the common stock outstanding have been validly issued, fully paid, and nonassessable. The shares of common stock have the following rights, subject, in each case, to the rights of the holders of any outstanding Preferred Stock: (i) to receive dividends, if any, as may be declared and paid from time to time by the Board of Directors, in its discretion, from funds legally available therefore; and (ii) upon liquidation, dissolution, or winding up of the company, to receive pro rata all assets remaining available for distribution.

PREFERRED STOCK

         The company's Board of Directors may authorize, without further action by the company's shareholders, the issuance of up to 1,000,000 shares of preferred stock in one or more series, and may fix by resolution, to the extent permitted by the Tennessee Business Corporation Act, the terms and rights of each such series, including the voting powers, full or limited, if any, of the shares of such series and the designations, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof. The issuance of preferred stock by action of the Board of Directors could adversely affect the voting power, dividend rights and other rights of holders of the common stock. Issuance of a series of preferred stock could also, depending on the terms of such series, either impede or facilitate the completion of a merger, tender offer, or other takeover attempt. Although the Board of Directors is required to make a determination as to the best interests of the shareholders of the company when issuing preferred stock, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in the best interests of the company or in which shareholders might receive a premium for their stock over the then prevailing market price.

                              PLAN OF DISTRIBUTION

         The selling shareholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling shareholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling shareholders may sell the securities by one or more of the following methods, without limitation:

         (a) block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

         (c) an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

         (d) ordinary brokerage transactions and transactions in which the broker solicits purchases;

         (e)      privately negotiated transactions;

         (f)      short sales;

         (g) through the writing of options on the securities, whether or not the options are listed on an options exchange;

         (h) through the distribution of the securities by any selling shareholder to its partners, members or stockholders;

         (i) one or more underwritten offerings on a firm commitment or best efforts basis; and

         (j)      any combination of any of these methods of sale.

         The selling shareholders may also transfer the securities by gift. We do not know of any arrangements by the selling shareholders for the sale of any of the securities.

         The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling shareholders may also sell the securities in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

         From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. The number of a selling shareholder's securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling shareholder's securities will otherwise remain unchanged. In addition, a selling shareholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

         To the extent required under the Securities Act of 1933, the aggregate amount of selling shareholders' securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders' securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

         A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling shareholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

         The selling shareholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling shareholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the


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market and to the activities of the selling shareholders and their affiliates.
Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

         We have agreed to indemnify in certain circumstances the selling shareholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act of 1933. The selling shareholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

         We agreed to register the securities under the Securities Act of 1933, and to keep the registration statement of which this prospectus is a part continuously effective and usable until all selling shareholders lose their rights to resell under this registration statement. We have agreed to pay all expenses in connection with this offering, excluding underwriting discounts, concessions, commissions or fees and expenses of the selling shareholders, such as fees and expenses of counsel of such selling shareholders.

         We will not receive any proceeds from sales of any securities by the selling shareholders.

         We can not assure you that the selling shareholders will sell all or any portion of the securities offered hereby.

                                     EXPERTS

         The consolidated financial statements of Central Parking Corporation and Subsidiaries as of September 30, 1999 and 2000, and for each of the years in the three-year period ended September 30, 2000, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         Certain matters relating to the validity of the common stock were passed upon by Harwell Howard Hyne Gabbert & Manner, P.C., Nashville, Tennessee, special counsel to Central Parking.


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